Exhibit 10.69

SEVERANCE AGREEMENT

AND RELEASE OF ALL CLAIMS

This Severance Agreement and Release of All Claims (“Agreement”) is made and entered into by and between Giannella Alvarez (“Executive”) and Del Monte Corporation (the “Company”) (together, the “Parties”).

R E C I T A L S

WHEREAS, Executive is employed by the Company as its Executive Vice President, Pet Business Unit; and

WHEREAS, Executive and the Company have mutually decided and agreed to terminate their employment relationship amicably and to resolve, fully and finally, all matters relating to such termination and employment relationship prior to Executive’s departure from the Company.

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants, agreements and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties intending to be legally bound, hereby agree as follows:

A G R E E M E N T

1.          EXECUTIVE’S TERMINATION.   Pursuant to this Agreement, Executive shall be terminated from each and every position Executive holds as an officer and employee of the Company effective February 3, 2014 (“the Termination Date”). The Company shall pay Executive any accrued, but unpaid base salary, vacation pay, floating holidays and unpaid business expense reimbursements due Executive as of the Termination Date, less all applicable federal, state or local taxes and other normal payroll deductions.

2.          SEVERANCE BENEFITS.   In consideration of and subject to Executive’s release of claims and Executive’s other covenants and agreements contained herein, provided that Executive has not exercised any revocation rights as set forth in Paragraph 9 below, the Company shall provide Executive with those severance payments and benefits described in Article 3 (not in relation to a Change in Control) of the Del Monte Corporation Executive Severance Plan within sixty days after the Termination Date, as applicable. The Plan provides for a lump sum payment equal to a 1.5x multiple of your base salary and target AIP bonus for F’14. You are also eligible under the Severance Plan to receive a payment in respect of the F14 AIP. This payment is calculated as 75% of your eligible compensation under the AIP Plan paid during the fiscal year (“Target”), further adjusted for actual Company performance (with such corporate performance multiplier to be capped at 100%). However, as an accommodation to you, if the performance adjustment multiplier is determined to be less than 2/3, we will make an additional cash payment in the amount determined by multiplying Target by the difference between 2/3 and the actual performance adjustment multiplier. Such payment(s) in respect of

F14 AIP will be made no later than 2.5 months following the end of the F14 fiscal year. In addition, per Section 3.2(a) of the Severance Plan, Executive (and eligible dependents currently enrolled for so long as they remain eligible for coverage), shall continue in the Company’s health and welfare benefits (other than disability) starting the day after her Termination Date until the earlier of (i) the expiration of eighteen (18) months or (ii) such time as Executive is covered by comparable programs of a subsequent employer. In the event of Executive’s death, the unpaid balance of the monies due to her under the Severance Agreement will be paid to her estate.

3.          STOCK OPTIONS / RESTRICTED STOCK.   Any outstanding stock options to purchase shares of common stock of Blue Acquisition Group, Inc. (“Blue”) held by Executive shall be treated according to the terms of the Blue Acquisition Group, Inc. 2011 Stock Incentive Plan, the applicable Stock Option Agreement, and the Management Stockholders’ Agreement, and any amendments thereto. A pro rata portion of the current tranche of your time-based options (i.e., the tranche that was otherwise scheduled to vest on March 8, 2014) will vest based on your Termination Date in accordance with the terms of Section 3.1(b)(ii) of your Stock Option Agreement.

4.          RETIREMENT, SAVINGS, DEFERRED COMPENSATION.   Effective as of Executive’s Termination Date, Executive shall cease to participate in any Company sponsored retirement plans. Any distribution of benefits to Executive pursuant to Executive’s participation in any retirement, pension, savings, or deferred compensation plan sponsored by the Company shall be subject to the terms and conditions of the applicable plans.

5.          OUTPLACEMENT.   The Company will provide you with executive-level outplacement services at the Company’s expense with a provider to be selected by Executive with the reasonable consent of the Company for a period of up to 12 months, not to exceed $25,000.

6.          RELOCATION.   To the extent not paid by your new employer, the Company will reimburse you for actual relocation expenses (subject to reasonable documentation) up to a maximum of $45,000 in expenses incurred within twelve months of the Termination Date. You agree to provide the Company with notice of your new employment and the agreement of your new employer to pay relocation expenses.

7.          PAYMENT OF REMAINDER OF LEASE TERM.   The Company agrees to pay for the remainder of your lease term, in the amount of $8,500.00 per month, following your termination for the months of February through June 2014, in an amount not to exceed $42,500.

8.          PHONE.   Effective February 3, 2014, the Company shall reasonably cooperate to facilitate the transfer of her personal phone number (404-457-9220) and iPhone, both of which she brought with her to the Company, transferred back to her name, along with the transfer of all of her personal contact information and personal contents from her iPhone.

9.          COMMUNICATIONS.   The Company will share with you the wording of the Company’s announcement of your departure. The Company will receive your reasonable input, but the final form of any Company communication shall be subject to the Company’s full discretion and will be consistent with the mutually agreed announcement appended hereto as Attachment I.

10.          RELEASE AND WAIVER.   In consideration for your receipt of the benefits set forth herein, you hereby forever waive and release any claims and rights you may have against the Company and its predecessors, affiliates, successors and assigns, as well as each of their respective past and present officers, directors, employees, agents, attorneys and shareholders (collectively, the “Released Parties”), from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known and unknown, suspected or unsuspected, that you had, now have, or hereinafter claim to have against the Released Parties, which arise from or are in connection with your employment or the termination of your employment or which arise from or are in connection with any employment action taken, or not taken, affecting your employment with the Company, and based on any other conduct occurring prior to your signing this Release.

This Release includes, but is not limited to, any claims or actions arising under Title VII of the Federal Civil Rights Act, the Rehabilitation Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), the Americans With Disabilities Act, the Equal Pay Act, the Family and Medical Leave Act, the Worker Adjustment And Retraining Notification Act, the Employee Retirement Income Security Act, the California Fair Employment and Housing Act, all State and Federal civil rights laws, all State and Federal wage and hour laws, all as amended, public policy, contract (whether oral or written, express or implied) or tort law, as well as any other federal, state or local constitution, statute or common law right and claims for compensation, wages or benefits, except as set forth below, whether any such right or claim is known or unknown, actual or potential, statutory or non-statutory. Such release and waiver does not include any rights or claims you might have to workers’ compensation benefits under the workers’ compensation laws or based on conduct which occurs subsequent to your executing this Release. Nothing in this Release shall be construed as prohibiting you from filing a charge or complaint, including a challenge to the validity of this Release, with the Equal Employment Opportunity Commission (“EEOC”) or other government agency or participating in any investigation or proceeding conducted by the EEOC or other government agency. This Release shall not be construed in any manner to waive any rights or benefits that may not be waived pursuant to applicable law.

You further agree that you shall not accept any award, damages, recovery or settlement from any proceeding brought by you or on your behalf pertaining to your employment with the Company, or your separation.

By this Release, you hereby expressly waive all rights afforded by Section 1542 of the Civil Code of the State of California (“Section 1542”) with respect to the Released Parties. Section 1542 states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release, you understand and agree that this Release is intended to include all claims, if any, which you may have and which you do not now know or suspect to exist in your favor against the Released Parties, and this Release extinguishes those claims. This Release does not release claims that cannot be released as a matter of law, including, but not limited to, the right to indemnification under California Labor Code Section 2802, nor your rights to (i) indemnification under the laws of the State of Delaware, and the Corporation’s Certificate of Incorporation and Bylaws and under any insurance maintained by the Company for your benefit, (ii) employee benefits under an plan or program maintained by the Company in which you participated and are vested in and due a benefit (excluding for the avoidance of doubt any severance benefits under any Company severance plan or policy), or (iii) your rights to enforce the terms of this Agreement.

By agreeing to the terms set forth in this Release, you understand and agree that you (1) have had at least twenty-one (21) days within which to consider this Release before signing this Release; (2) have carefully read and fully understand all of the provisions of this Release; (3) are, through this Release, releasing the Released Parties, from any and all claims, including but not limited, any right or claim you may have under the ADEA against one or any of them; (4) are knowingly and voluntarily agreeing to all of the terms set forth in this Release; (5) are knowingly and voluntarily intending to be legally bound by the provisions set forth herein; (6) were advised and hereby are advised in writing to consider the terms of this Release and consult with an attorney of your choice prior to agreeing to the terms set forth herein; (7) have been given a full seven (7) days following your signing of this Release to revoke it and have been and hereby are advised in writing that this Release shall not become effective or enforceable until the seven (7)-day revocation period has expired; (8) understand that rights and claims under the ADEA that may arise after the date this Release is signed by you are not being waived; and (9) acknowledge that the consideration given for this Release is in addition to anything of value to which you are already entitled.

11.          CONTINUING OBLIGATIONS.   Executive hereby acknowledges and affirms that she will continue to comply with all legal obligations with respect to Company intellectual property and confidential information, which will survive the termination of Executive’s employment.

12.          NON-DISPARAGEMENT.   Executive shall not, at any time, make, directly or indirectly, any oral or written, public or private statements that are disparaging of the Company or any of its subsidiaries, affiliates, successors, assigns, including any of their present or former officers, directors, agents, or employees. Nor shall Executive make any oral or written, public or private statements that disparage or otherwise constitute trade libel of the Company’s or its subsidiaries’, affiliates’, successors’ or assigns’ products or services. The Company agrees to communicate to its executives and Board members the Company’s policy that such executives and Board members shall not make any public or private statements that are disparaging of Executive or Executive’s performance at the Company.

13.          CONFIDENTIAL AGREEMENT.   Executive agrees that Executive shall keep the facts, terms and amounts set forth in this Agreement confidential. Executive further agrees that Executive will not disclose any information concerning this Agreement to any person or entity without the express written consent of the Company or its successors and assigns; provided that, Executive may make such disclosures as necessary to Executive’s legal, financial and tax advisors and Executive’s spouse, if such persons also agree to keep the terms and conditions of the Agreement confidential; provided further that, Executive may disclose the terms and conditions of the Agreement to the extent required by law and as legally necessary to enforce the terms of this Agreement.

14.          NON-SOLICITATION.   In consideration of the benefits described in Paragraphs 2 through 7 above, Executive agrees that for a period of two (2) years after the Termination Date, Executive shall not, directly or indirectly, solicit any employee of the Company or any existing or future affiliate to leave his or her employment or knowingly induce or attempt to induce any such employee to terminate or breach his or her employment agreement with the Company or any existing or future affiliate, either on Executive’s own account or for the benefit of any company, limited liability company, partnership, joint venture or other entity or person.

15.          NON-INTERFERENCE.   Executive agrees that Executive shall not at any time use the Company’s confidential or trade secret information to either directly or indirectly solicit, cause in any part, or knowingly encourage any current or future customer of or supplier to the Company or any existing or future affiliate to modify the business relationship, or cease doing business in whole or in part, with the Company or any existing or future affiliate, either on Executive’s own account or for the benefit of any company, limited liability company, partnership, joint venture or other entity or person.

16.          COOPERATION.   From the date hereof through the third anniversary thereof, Executive agrees to cooperate fully with the Company and its affiliates (a) in response to reasonable requests for information by the Company about the business of the Company affiliates or Executive’s involvement and participation therein, (b) in connection with the defense or prosecution of any claims or actions against or on behalf of the Company or its Affiliates that relate to events or occurrences that transpired while Executive was employed by the Company; and (c) in connection with any investigation or review by any federal, state or local regulatory or self-governing authority to the extent that any such investigation relates to occurrences that transpired while Executive was employed by the Company. Executive’s full cooperation shall include, but not be limited to, being available to meet and speak with officers or employees of the Company and/or its counsel at reasonable times and locations, executing documents, appearing at the Company’s request as a witness at depositions, trials or other proceedings without the necessity of a subpoena, and taking such other actions as may reasonably be requested by the Company to effectuate the foregoing. In requesting such services, the

Executive’s Initials

Company shall exercise reasonable efforts to schedule any assistance requested so as to not unreasonably disrupt Executive’s business and personal affairs. The Company shall promptly reimburse Executive, upon receipt of reasonable documentation, for all out-of-pocket expenses reasonably and necessarily incurred by Executive for the purpose of providing any cooperation required under this section. In compensation for Executive’s services pursuant to this section, Executive shall receive a consulting fee at the rate of $262 per hour, up to a maximum per diem in the amount of $2,100.

17.          REMEDIES.   In the event Executive materially violates the terms and conditions of this Agreement, the Company may elect, in its sole and absolute discretion, upon ten (10) days’ notice to Executive, to terminate the payment of any benefits provided under this Agreement to Executive. It is further understood and agreed that if, at any time, a violation of any term or condition of this Agreement is asserted by any party hereto, that party shall have the right to seek specific performance of that term or condition and/or any other necessary and proper relief, including, but not limited to damages, injunctive relief and/or recoupment of the benefits granted under this Agreement from any court of competent jurisdiction.

18.          REPRESENTATIONS.   Executive makes the following representations, each of which is an important consideration to the Company’s willingness to enter into this Agreement with Executive:

a.          Executive acknowledges and represents that the Company is not entering into this Agreement because it believes that Executive has any cognizable legal claim against the Released Parties. Executive agrees that the purpose of this Agreement is to provide Executive with further assistance in the transition of Executive’s employment status, while at the same time protecting the Released Parties from the expense and disruption which are often incurred in defending against even a groundless lawsuit. If Executive elects not to sign this Agreement, the fact that this Agreement was offered in the first place will not be understood as an indication that the Released Parties believed Executive was discriminated against or treated unlawfully in any respect.

b.          Executive represents that Executive has not filed any claim, charge, grievance, complaint, or action in or with any federal, state, or local court or administrative agency or before any other tribunal against the Released Parties.

c.          Executive represents that Executive does not have any basis for a claim for benefits under FMLA and Executive’s rights under FMLA have not been violated by the Company.

d.          Executive acknowledges and agrees that the benefits provided under Paragraphs 2 through 7 above constitute consideration beyond that which, but for the release and covenants set forth in this Agreement, the Company otherwise would not be obligated to provide, nor would Executive otherwise be entitled to receive.

Executive’s Initials

e.          Executive acknowledges and agrees that except for Executive’s (i) accrued, but unpaid base salary, vacation pay, floating holidays and unreimbursed business expenses through the Termination Date, and (ii) consideration set forth in Paragraphs 2 through 7, Executive shall not be entitled to receive any other compensation or benefits of any sort from the Company including, without limitation, salary, bonuses, stock (except as provided in Paragraph 3 above), holiday pay, sick leave, short-term or long-term disability benefits, health care continuation coverage (except as provided under federal or state law), retirement (except as provided in Paragraph 4 above), insurance, benefits otherwise payable under any of the Company’s severance plans, programs or policies, tax reimbursement, or any other form of compensation or benefits from the Released Parties at any time.

f.          Executive represents and warrants that Executive has returned to the Company all documents, data, records, keys, credit cards, identification badges, proprietary or confidential information and other physical or electronic property that came into Executive’s possession during Executive’s employment, whether acquired from the Company or from any other source.

g.          Executive acknowledges that, prior to signing this Agreement, Executive read and understood each and every provision in this Agreement and that Executive had the opportunity to consult with an attorney regarding the effect of each and every provision of this Agreement. Executive further acknowledges that Executive knowingly and voluntarily entered into this Agreement with complete understanding of all relevant facts, and that Executive was neither fraudulently induced nor coerced to enter into this Agreement.

h.          Executive acknowledges and agrees that Executive will not apply for employment with the Company in the future and that the Company may reject for this, or any other reason, any future employment application made by Executive.

19.          SEVERABILITY.   Should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be wholly or partially illegal, invalid, or unenforceable, it is specifically hereby agreed that the legality, validity, and enforceability of the remaining parts, terms, or provisions of this Agreement shall not in any way be affected thereby; rather, said illegal, invalid, or unenforceable part, term, or provision, invalidity, or unenforceability of any part, term or provision of this Agreement by a particular court affect the legality, validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdictions, it being intended that all rights and obligations of the Parties hereunder shall be enforceable to the fullest extent permitted by law.

Executive’s Initials

20.          THIRD-PARTY BENEFICIARIES.   This Agreement is solely for the benefit of Executive and the Released Parties and shall not inure to the benefit of any other third parties.

21.          NO WAIVERS; AMENDMENTS.   The failure of either party to this Agreement to enforce any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same except for Executive’s failure to revoke this Agreement within seven (7) days of its execution as set forth in Paragraph 9 above. Waiver by the Company of any breach or default by Executive of any term, provision or covenant of this Agreement shall not operate as a waiver of any other breach or default by Executive. This Agreement may not be amended or modified other than by a written instrument signed by the Company and Executive.

22.          DESCRIPTIVE HEADINGS.   The Paragraph headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

23.          COUNTERPARTS.   This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

24.          GOVERNING LAW.   This Agreement and all rights, duties and remedies hereunder shall be governed by and construed and enforced in accordance with the laws of the State of California, without reference to its choice of law rules.

25.          ENTIRE AGREEMENT.   This Agreement sets forth the entire agreement and understanding of the Parties relating to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of every kind and nature between the Parties hereto and neither party shall be bound by any term or condition other than as expressly set forth in this Agreement.

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Executive’s Initials

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth below:

EXECUTIVE

By:	/s/ Giannella Alvarez	Dated: Dec. 16, 2013
Giannella Alvarez

DEL MONTE CORPORATION

By:	/s/ Asad Husain	Dated: Dec. 16, 2013
Asad Husain
Executive Vice President,
Chief Human Resources Officer

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